EXHIBIT 15.1




August 6, 2001



Stone Energy Corporation
Post Office Box 52807
Lafayette, LA 70505

Gentlemen:

We are aware that Stone Energy Corporation has incorporated by reference in its registration statements on Forms S-8 (Registration Nos. 33-67332, 333-51968, 333-64448 and 333-87849) and S-3 (Registration No. 333-79733) its Form 10-Q for
the quarter ended June 30, 2001, which includes our report dated July 31, 2001, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a "part" of the registration statements prepared or certified by our firm or a "report" prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP
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ARTHUR ANDERSEN LLP